Exhibit 5

[Letterhead of Robinson & Cole LLP]

June 7, 2002

Evercel, Inc.
5 Pond Park Road
Hingham, Massachusetts  02043

Ladies and Gentlemen:

          This opinion is being given in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by  Evercel, Inc. (the "Company") on or about the date hereof for the purpose of registering under the Securities Act of 1933, as amended, the resale of an aggregate of 166,666 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), consisting of shares of Common Stock held or to be acquired upon exercise of options by Jerry D. Leitman (the "Selling Shareholder"). In connection with this opinion, we have examined such corporate records, certificates and other documents and have considered such questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

          Upon the basis of the foregoing, we advise you that, in our opinion, the Shares have been legally authorized for issuance and when sold by the Selling Shareholder will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

          We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

ROBINSON & COLE LLP

By: /s/ Richard A. Krantz
Richard A. Krantz, a partner